    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998
                                                      REGISTRATION NO. 333-62929


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                               I-FLOW CORPORATION
             (Exact name of Registrant as specified in its charter)

                               20202 WINDROW DRIVE
                          LAKE FOREST, CALIFORNIA 92630
                                 (949) 206-2700
               (Address, including zip code, and telephone number,
        including area code, of Registrant's Principal Executive Offices)

          CALIFORNIA                            3841                            33-0121984
(State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)            Identification No.)

                            -------------------------

                                 GAYLE L. ARNOLD
                             CHIEF FINANCIAL OFFICER
                               I-FLOW CORPORATION
                               20202 WINDROW DRIVE
                          LAKE FOREST, CALIFORNIA 92630
                                 (949) 206-2700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                                   COPIES TO:
                                MARK W. SHURTLEFF
                           GIBSON, DUNN & CRUTCHER LLP
                          JAMBOREE CENTER, 4 PARK PLAZA
                            IRVINE, CALIFORNIA 92614
                                 (949) 451-3802
                            -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.


    If the only securities being registered in this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE


========================================================================================
                                               Proposed
                                                Maximum        Proposed
   Title of each                Amount         Offering        Maximum       Amount of
Class of Securities             to be          Price Per      Aggregate     Registration
 to be Registered           Registered (1)     Share (2)    Offering Price      Fee
----------------------------------------------------------------------------------------

Common Stock                 1,277,614          $1.56        $1,993,078      $587.96
  no par value
========================================================================================

(1) Pursuant to Rule 416 under the Securities Act, includes indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization, etc.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the last sale price of the Common Stock of Registrant reported on the Nasdaq Small-Cap Issues System on September 1, 1998
================================================================================

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                              SUBJECT TO COMPLETION
                          PRELIMINARY PROSPECTUS DATED

                                OCTOBER 16, 1998


                               I-FLOW CORPORATION

                                     [LOGO]



                        1,277,614 SHARES OF COMMON STOCK

        This Prospectus relates to an offering (the "Offering") of up to 1,277,614 shares (the "Resale Shares") of common stock (the "Common Stock") of I-Flow Corporation (the "Company") for the sale by certain selling shareholders (the "Selling Shareholders"). Some of the Selling Shareholders received 961,942 shares of Common Stock in connection with the closing of that certain Agreement and Plan of Merger ("the Merger Agreement") on February 11, 1998 with InfuSystems II, Inc. ("InfuSystems"), Venture Medical, Inc. ("VMI"), and the shareholders of InfuSystems and VMI. Those Selling Shareholders will also receive an additional 193,635 shares pursuant to the purchase price protection or "valuation floor" provisions of the Merger Agreement which shares are also included in this Prospectus.


        In connection with the Merger Agreement, the Company issued 59,395 shares of the Common Stock to Amherst Capital Partners, L.L.C. ("Amherst"), also a Selling Shareholder, in consideration of Amherst's role as investment banker in connection with the Merger Agreement, pursuant to the terms of that certain Amherst Fee Agreement dated as of February 9, 1998. Pursuant to the "valuation floor" provision of the Amherst Fee Agreement, the Company is required to issue an additional 41,171 shares of Common Stock to Amherst, which shares are included in this Prospectus.


        Pursuant to the anti-dilution provisions of that certain Warrant to Purchase Stock dated as of July 18, 1996 issued to the Silicon Valley Bank, the Company is required to reserve for issuance 21,471 additional shares to the Silicon Valley Bank, also a Selling Shareholder herein.

        The Company's Common Stock trades on the Nasdaq Small-Cap System under the symbol "IFLO". On September 1, 1998 the closing sale price for the Common Stock was $1.56.


        It is expected the Selling Shareholders may offer the Resale Shares which they own, at any time and from time to time, directly through registered agents, dealers or underwriters in the over-the-counter market, or otherwise, on terms and conditions determined at the time of sale by the Selling Shareholders or as a result of private negotiations between buyer and seller. Such sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at the negotiated prices. The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders. The Company will bear the costs of registration which are expected to be approximately $40,000 (see Part II, Item 14, Other Expenses of Distribution) while expenses of any such resale will be borne by the buyer and seller as they may agree.


                                  -------------

        THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 4 OF THIS PROSPECTUS.

                                 -------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; the John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604, Room 3190; and 75 Park Place, New York, New York 10007, 14th Floor. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Website is http://www.sec.gov. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. (the "NASD") at 1735 K Street, N.W., Washington, D.C. 20006.

        This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Copies of such Registration Statement may be obtained from the Commission or the NASD as noted above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been filed with the Commission and are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, and June 30, 1998.


        3. The Company's Current Reports on Form 8-K dated July 22, 1996 and February 9, 1998, and on Forms 8-K/A filed on August 6 and October 2, 1996 and on March 6 and April 14, 1998.


        4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (No. 33-41207-LA) including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Chief Financial Officer of the Company at 20202 Windrow, Lake Forest, CA 92630 (Telephone: 949/206-2700).

                          FORWARD - LOOKING STATEMENTS

        When used in this discussion, the words "believes", "anticipates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this Prospectus which seek to advise interested parties of the factors that affect the Company's business, as well as in the Company's periodic reports on Forms 10-K, 10-Q and 8-K filed with the Commission.

        In analyzing the Company and its business, prospective investors should read the entire Prospectus and carefully consider, among other things, the following risk factors before making a decision to purchase the Common Stock:

                                  RISK FACTORS


1.      ACCUMULATED DEFICIT - CONTINUING LOSSES

        As of June 30, 1998 the Company's accumulated deficit was approximately $25.0 million. The Company had net income/(losses) of $1,069,000, ($7,425,000) and $365,000 for the years ended December 31, 1995, 1996, and 1997, respectively. Of the net loss in 1996, $9,300,000 was attributable to the acquisition of Block Medical, Inc. with the allocation of a portion of the purchase price to in-process research and development, the write-down of goodwill and a restructuring charge. The Company had a net loss of ($14,000) for the six-month period ended June 30, 1998. There can be no assurance that the Company can achieve and maintain profitability in the future, and further losses may arise.


2.      CONTINUED CAPITAL REQUIREMENTS


        Prior to 1996, the Company had financed its operations and working capital requirements primarily through equity financings. During the six-month period ended June 30, 1998, the Company's operating activities used cash flow of $845,000. As of June 30, 1998, the Company had cash on hand of $742,000 and net receivables of $7,287,000. Management believes the Company's funds are sufficient to provide for its projected needs to maintain operations for at least the next 24 months. Should the Company, however, require additional capital, there can be no assurance that such funds would be available.


        On July 22, 1996, the Company purchased substantially all of the assets of Block Medical, Inc. The assets were acquired for an aggregate purchase price of approximately $17.5 million. Consideration for the purchase consisted of the following: cash of $15,000,000, 433,018 shares of I-Flow Corporation Common Stock with a value of $2,000,000 as of the date of closing, and a warrant to purchase 250,000 shares of I-Flow Corporation Common Stock at an exercise price of $4.62, expiring July 22, 2001.

        In conjunction with the aforementioned acquisition of Block Medical Inc., the Company entered into a $4,000,000 note payable with a bank due in monthly installments bearing interest at the bank's prime rate plus 1.5% (10% at December 31, 1997) through July 2000. The note is collateralized by substantially all of the Company's assets and requires the Company to comply with certain covenants.


        Additionally, the Company increased the maximum available borrowing limit on its line of credit from $3,000,000 to $4,000,000 in February 1998 and extended the expiration date to February 1999. The Company is currently in compliance with all of its financial covenants related to its line of credit. Management believes that the line of credit provides sufficient funding for the Company's financial needs. The Company currently has approximately $300,000 outstanding under its line of credit. Management believes that the Company has the ability to repay such amount prior to the expiration of the line. As of June 30, 1998 the Company had commitments under its indebtedness of approximately $1.8 million per year (decreasing to $1.2 million in the year 2000). The Company's wholly-owned subsidiary has $2.3 million currently outstanding on its line of credit, which is due on demand. Based upon the Company's long-term relationship with the bank, the Company believes that the bank has no intention to call the note. The Company also believes that if such note were to be called by the bank, other financing would be available to the Company. Management believes the Company has the ability to meet its commitments.

        On February 9, 1998, the Company entered into the Merger Agreement with InfuSystems and the shareholders of InfuSystems and VMI, contemplating the merger of InfuSystems and VMI with and into a wholly-owned subsidiary of the Company. Pursuant to the Agreement, VMI and InfuSystems were merged (the "Merger") with and into the subsidiary effective as of February 11, 1998. In the Merger, all of the outstanding shares of Common Stock of VMI and InfuSystems, were exchanged for shares of Common Stock of the Company. The aggregate number of shares of Common Stock issued in the Merger to the shareholders of VMI and InfuSystems was 961,942 shares, valued at approximately $2.9 million (subject to certain post-effective adjustments). The acquisition was accounted for under the purchase method of accounting and the purchase price has been allocated to the net assets acquired and goodwill.

3.      INTANGIBLES

        As of June 30, 1998 27% of the Company's total assets consisted of intangibles. Net income is adversely affected by the amortization of these intangibles, which amounts to approximately $600,000 per year. Any future write-downs of intangibles would adversely affect net income.

4.      DEPENDENCE UPON THE HOME HEALTH CARE INDUSTRY


        The Company markets its products primarily to the alternate care site provider, which includes all health care providers outside the hospital. The Company's success in selling its products is intrinsically, although not exclusively, tied to the success of the home health care industry, which is the largest group of alternate health care providers.


5.      TRENDS AGAINST THIRD PARTY REIMBURSEMENT


        The home healthcare industry is heavily dependent upon payment for its services by private insurers and governmental agencies. Unforeseen changes in the reimbursement system could adversely affect this industry. The Company's products fall into the general category of infusion devices and related disposable products with regard to reimbursement issues. Reimbursements are not paid directly to the Company. Rather, users of the product (i.e., homecare groups or physicians) will request that their patients' health insurance provider provide them some form of reimbursement for the disposables that are consumed in a therapy and a pump rental fee for loaning the device to the patients. They typically also request fees for setting up the equipment and providing the associated visitation services that are usual and customary for infusion therapies.

        The Company believes that the current trend in the insurance industry (both private and governmental) has been to decrease reimbursement and move towards limited fees for service, thereby encouraging providers to use the lowest cost method of delivering medications. No assurance can be given that this trend will continue or that the insurance industry will continue to provide any reimbursements.


        The Company's newly acquired subsidiary, InfuSystems, depends primarily upon third-party reimbursement for the collection of its revenues. InfuSystems is paid directly by third-party payors for infusion services provided to its customers. InfuSystems' revenues comprised 27% of the Company's consolidated revenues for the six-month period ended June 30, 1998.

6.      RAPID TECHNOLOGICAL CHANGE AND INTENSE COMPETITION


        The intravenous drug and nutrient infusion segment of the home health care industry is highly competitive. Some of the competitors have significantly greater resources than the Company for research and development, manufacturing and marketing, and may be better able to compete for a share of the market, even in areas in which the Company's products may be superior. The Company continues its efforts to introduce new improved-technology, cost-efficient products into the market, however, there can be no assurance that the Company will be able to successfully compete in the infusion device industry. The industry is subject to technological changes and there can be no assurance that the Company will be able to maintain any existing technological lead long enough to establish its products and to obtain profitability.


7.      PROPOSED HEALTH CARE REFORM

        The Company's products are sold to health care providers. Unforeseen changes to the health care system that favor other technologies or that reduce reimbursement to the home healthcare industry may adversely affect the Company's ability to sell its products profitably.

8.      DEPENDENCE UPON COMPONENT SUPPLIERS


        While the Company performs final assembly and testing of its infusion systems, including pumps and disposable sets, certain component parts, including customized semiconductors, special motors and pumping mechanisms, as well as all molded products are obtained from independent contractors based upon specifications provided by the Company. Although the Company does not anticipate significant delays or disruption in the manufacture and delivery of its product, there can be no assurance that delays or disruptions will not occur. The loss or breakdown of the Company's relationship with its independent contractors could subject the Company to substantial delays in the delivery of its product to customers. Significant delays could subject the Company to possible cancellation of orders and the loss of customers.

        The Company has numerous suppliers of components which are sole-source suppliers. The Company, however, also has identified other vendors as back-up suppliers for the critical components. The Company believes that it is economically prohibitive to order from two or more vendors simultaneously and that it is the industry standard to select a primary vendor and have substitute vendors to call upon in an emergency situation. The Company also believes that, should its sole-sourced suppliers be unwilling or unable to produce the components or sub-assemblies required for its products, it would not have substantial difficulty in replacing such vendors. However, there can be no assurance that the Company will be able to obtain uninterrupted supplies of critical components for its products.


9.      PRODUCT LIABILITY ISSUES MAY ARISE


        A defect in the design or manufacture of the Company's products, or in the failure of the devices to perform for the use which the Company specifies for the system, may subject the Company to claims of liability for injuries and otherwise. The Company has obtained product liability insurance in the amount of $5,000,000 including legal defense costs. Any substantial underinsured loss would have a material adverse effect on the Company's financial condition and the results of its operations. The Company believes that the amount of product liability insurance carried is comparable to similarly situated companies.


10.     NO DIVIDENDS


        The Company has not paid and does not anticipate the payment of dividends on its Common Stock in the foreseeable future.

11. COMPANY IS DEPENDENT UPON GOVERNMENT REGULATIONS FOR THE MANUFACTURING AND MARKETING OF ITS PRODUCTS

        Development and manufacturing of the Company's products is regulated by the Food and Drug Administration ("FDA") which issued and issues extensive regulations controlling the means and manner by which new medical products are allowed to enter the U. S. market, as well as the documentation and control of manufacturing processes for medical products. The Company is inspected biannually by the FDA. As of October 1, 1998 there have been no reportable conditions found in any of these inspections.


        The Company has been granted permission by the FDA to market the Vivus 4000 Infusion System, the SideKick, the Paragon, the Band-It Syringe Delivery System, the Liberty IV Bag Delivery System, and the Medi-SIS Syringe Infusion System, the Verifuse Infusion System, the Voicelink, the Eclipse, the Eclipse C-Series, and the Rely-A-Flow. However, the marketing of medical devices such as the Company's products is subject to laws, rules and regulations administered by the FDA. Although such laws, rules and regulations currently in effect do not adversely impact the current operation of the Company or its ability to manufacture and market its products, there can be no assurance that such laws, rules and regulations will remain in effect, or that other laws, rules or regulations may not be enacted which might adversely impact the Company's ability to manufacture and market infusion devices.

        The Company is also subject to foreign regulations regarding the marketing and sale of its products. The Company must receive approvals from certain government agencies prior to the sale of products in certain countries. To date the Company has received certain of the necessary approvals and has been granted permission to use the "CE" mark on its products for import into the 18 member countries of the European Economic Union. However, there can be no assurances that such laws, rules and regulations will remain in effect, or that other laws, rules or regulations may not be enacted which might adversely impact the Company's ability to manufacture and market infusion devices in foreign countries.


12.     DEPENDENCE UPON PATENTS AND PROPRIETARY TECHNOLOGY

        The Company relies substantially upon its proprietary capabilities. The Company has now received 40 U.S. patents including a patent on the Band-It Syringe Delivery System, the Verifuse Programmable Infusion Pump, the Homepump Eclipse Disposable Infuser, the Medi-SIS Infusion System, and the Voicelink Tele-medicine System. The Company has various U.S. patent applications pending for all of its products including the Vivus 4000, the SideKick, the Paragon, the Liberty and the Rely-A-Flow. Copyrights have been obtained for the Vivus programming software. In addition, the Company has filed for patent and trademark rights in all foreign jurisdictions from which the Company obtains significant revenues. In management's opinion there are no known intellectual property-based limitations that would materially affect the Company's business. There can be no assurance that others will not independently develop products with equivalent or superior capabilities or otherwise obtain access to the Company's capabilities.

13.     RISK OF MANUFACTURING PROBLEMS

        The Company has been manufacturing its products for several years without experiencing significant manufacturing difficulties, and believes that it has established that it can manufacture in commercial quantities. The majority of the Company's disposable products are manufactured at the Company-owned facility in Mexico. The Company may encounter difficulties with the uncertainties inherent in doing business in a foreign country, but the Company has sufficient capacity in the United States to continue the manufacture of all products. The Company may, however, encounter difficulties scaling up production and hiring and training of additional qualified manufacturing personnel in such an eventuality. If in the future there are difficulties as the Company manufactures its new products or has problems in the Mexico facility, these difficulties could lead to fluctuations in operating results and have an adverse effect on the Company's business, financial condition and results of operations.

14.     LIMITED PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


        The Company's Common Stock has been traded publicly since February 13, 1990, and since then has had only a few market makers. The current monthly average trading volume is approximately 800,000 shares. There can be no assurance that a more active or established trading market for the Company's Common Stock will develop, or if developed that it will be maintained. The trading price of the Company's Common Stock could fluctuate significantly in response to variations in quarterly operating results and many other factors.


15. POTENTIAL FUTURE SALES OF SHARES PURSUANT TO RULE 144.


        A substantial number of the shares of the Company's outstanding Common Stock may be resold either through an effective Form S-3 Registration Statement or pursuant to Rule 144 adopted under the Securities Act. Sales of substantial amounts of the Company's Common Stock in the public market could adversely affect the prevailing market price of the Common Stock.


16.     YEAR 2000 COMPLIANCE


        Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used in many companies may need to be upgraded to comply with such "Year 2000" requirements.


        The Company has determined that it will be necessary to modify or replace portions of its hardware and software so that its computer systems properly utilize dates beyond December 31, 1999. The Company believes that with modifications and conversions, the Year 2000 issue can be managed, and the associated risks mitigated. The Company has received confirmation from vendors of certain purchased software used for internal operations that current releases or upgrades, if installed, are designed to be Year 2000 compliant. The Company is in the process of installing such upgrades to its current systems and believes that substantially all of the upgrades will be completed by December 31, 1998. The Company, however, is initiating communications with its critical external relationships to determine the extent to which the Company may be vulnerable to such parties' failure to resolve their own Year 2000 issues. Where practicable, the Company will assess and attempt to mitigate its risks with respect to failure of these entities to be Year 2000 ready. The effect, if any, on the Company's results of operations from the failure of such parties to be Year 2000 ready is not reasonably estimable.

        The Company is in the process of evaluating its own products for potential Year 2000 issues and making such products Year 2000 compliant. The vast majority of the Company's products are not date sensitive and the Company does not directly rely on any of its ventors or customers systems. The Company does not believe that there will be significant issues or costs associated to make its products Year 2000 compliant; however, there can be no assurance that such products do not contain undetected errors or defects associated with year 2000 date functions.

        The Company has been using both external and internal resources to reprogram or replace its software for the Year 2000 issues. To date, the amounts incurred and expensed for developing and carrying out the plan have not had a material effect on the Company's operations. The Company plans to complete Year 2000 modifications, including testing, by early 1999. The total remaining cost for addressing the Year 2000 issue of approximately $66,000, which is based on management's current estimates, is not expected to be material to the Company's operations. All remaining Year 2000 issues costs will be funded through operating cash flows. Although the Company is not aware of any material operational issues or costs associated with preparing its products or internal information systems for the year 2000, there can be no assurances that the Company will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems, which are composed predominantly of third party software and hardware.


        Should the Company not be completely successful in mitigating internal and external Y2K risks, this could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities at the Company or its vendors and suppliers. The Company believes, that under a worst case scenario, it could continue the majority of its normal business activities on a manual basis.


                                   THE COMPANY

        Company designs, develops, manufactures and markets technically advanced, ambulatory infusion systems that administer antibiotics, analgesics, chemotherapeutic agents, hormones, nutrients, hydration therapies and other medical treatments to patients. These compact, portable devices simplify and improve patient care, while reducing costs through innovative product design. They are used most frequently in the home, hospitals and physician offices.


        The Company was incorporated in the State of California in July 1985. The Company's corporate offices are located at 20202 Windrow Drive, Lake Forest California 92630. The telephone number is (949) 206-2700 and its Website is located at www.i-flowcorp.com.


ACQUISITION OF BLOCK MEDICAL, INC.

        On July 3, 1996, the Company entered into an agreement for the purchase of substantially all of the assets of Block Medical, Inc. ("Block"), a wholly owned subsidiary of Hillenbrand Industries, Inc. Block was a San Diego, California based manufacturer and marketer of ambulatory infusion devices. The transactions contemplated by that agreement were consummated on July 22, 1996.

ACQUISITION OF INFUSYSTEMS II, INC. AND VENTURE MEDICAL, INC.


        On February 9, 1998, the Company entered into the Merger Agreement contemplating the merger of InfuSystems and VMI with and into a wholly-owned subsidiary of I-Flow. The transactions contemplated by that agreement were consummated on February 11, 1998.

        InfuSystems and VMI (collectively referred to as "InfuSystems") is a leading ambulatory infusion pump management firm based in Madison Heights, Michigan. By delivering pumps from a variety of manufacturers to private medical practices and clinics across the country, InfuSystems uses a unique approach to service the cancer infusion therapy market. InfuSystems specializes in providing ambulatory infusion pumps and the related disposables used primarily for cancer treatments. InfuSystems believes it has captured approximately 30% of the total target physician and clinical ambulatory pump market for outpatient chemotherapy treatment. They currently serve more than 1,000 physicians and clinics out of approximately 3,500 physicians and clinics in the cancer treatment market which are believed to be targets for services relating to outpatient chemotherapy treatment.


THE PRODUCTS

        I-Flow offers the health care professional a complete line of cost effective infusion therapy devices designed to meet the needs of today's managed care environment both in the hospital and alternate site setting. The I-Flow family of technically advanced infusion products is portable, reliable, economical and versatile.

ELASTOMERICS

        The patented Homepump Eclipse(R) and Homepump Eclipse "C" Series are durable, portable and compact elastomeric infusion systems designed to deliver medications such as antibiotics, pain medication, and chemotherapy drugs in a wide range of volumes and delivery times needed to meet today's sometimes complex protocols. The

Homepump Eclipse is the market leader in elastomeric technology and provides the health care professional with a device that is both safe and extremely easy to teach patients to self-administer.

        The One Step KVO(TM) is a new elastomeric infusion device intended to be used as an alternative to flushing and as a means to help prevent catheter occlusions. There are several hundred million flushes performed on catheters in the U.S. every year and the process is expensive, cumbersome and difficult to perform correctly. The complication rates for PICC line catheters exceed 20%, many of which are attributable to improper flushing, but it is significantly more cost effective and easy to use. The One Step KVO is well suited for hospitals, skilled nursing facilities and home healthcare environments.

SYRINGE DELIVERY SYSTEMS

        The Medi-SIS(TM) 20 and Medi-SIS 60 Syringe Infusion Systems are designed to provide an accurate intravenous ("IV") push delivery from a syringe. This cost-effective syringe system delivers IV medications in single doses or in multi-doses from one syringe over periods from 5 minutes to 12 hours. The Medi-SIS Syringe Infusion System provides the healthcare professional with a reusable, mechanical delivery system that can replace gravity based systems while providing a low-cost, accurate delivery with less teaching time required for patients.

        The Band-It(TM) Syringe Delivery System and the Band-It One Dose(TM) System deliver a variety of medications such as antibiotics, diuretics, and other low volume drugs. The Band-It utilizes a standard Becton-Dickenson 10 or 20 cc syringe to infuse over 15 to 30 minutes, providing the lowest supply cost per dose while still providing a safe and accurate alternative to gravity or IV push methods.

NON-ELECTRONIC IV BAG DELIVERY SYSTEMS

        The Liberty(TM) 100, Liberty 250 and Liberty 1000 IV Bag Infusion Systems deliver medications from standard Abbott Laboratories, Inc. or Baxter International, Inc. IV bags. The Liberty System provides a safe, easy to use means of providing a controlled infusion, eliminating the need to teach patients to count drops, use a roller or clamp, etc. The I-Flow Liberty system encourages improved patient compliance, while providing a low cost means of infusion delivery.

        The Paragon(TM) ambulatory infusion pump provides accurate and cost effective delivery of IV medications, including chemotherapy, heparin and analgesics, which require precise and reliable delivery over extended periods of time. The companion product, Sidekick, utilizes a patented spring technology to deliver IV antibiotics over a shorter time period. These products are sold outside of the United States.

        The Rely-A-Flow(TM) GravitySet eliminates roller clamps and reduces the risk of over infusion using gravity. Flow control tubing precisely controls the rate of infusion, providing a safe and cost-effective method for delivering medications from standard IV fluid containers at a controlled rate of flow.

ELECTRONIC PUMPS

        Verifuse(TM), Verifuse Plus(TM) and the I-Flow VIP(TM) are the only infusion devices available today that can be used with the VOICELINK(R). These electronic infusion pumps are multi-therapy, ambulatory infusion devices with features similar to pumps currently on market.

        VOICELINK represents the "standard for tele-medicine." With VOICELINK, the only piece of equipment a caregiver needs is a telephone. There is no computer to carry and no special software to learn. Remote programming and monitoring is as simple as dialing a telephone and following the verbal instructions from a voice mail-like system. VOICELINK and a standard touch tone telephone or cellular phone is all that is needed. The Company is currently reviewing possibilities for licensing the VOICELINK technology for other applications.

        Vivus 4000(R) is the only ambulatory, multi-channel, multi-therapy electronic infusion pump available. It provides accurate and safe remote programming and delivery of four individual protocols regardless of complexity.

THE MARKET

        Alternate site healthcare has grown significantly in the past few years. Ambulatory infusion devices are one of the fastest growing segments in the alternate site healthcare marketplace. An ambulatory pump allows patients to leave the hospital earlier, making it very attractive to cost-conscious hospitals and to patients who favor home treatment. Alternate site revenues for infusion devices were estimated at $400 million in 1995 and are expected to reach approximately $600 million by the year 2000. This field has been identified by marketing research analysts as one of the fastest growing segments in the U.S. healthcare market with revenues rising in excess of 20% annually.


        InfuSystems' market further extends the reach of I-Flow's products into physician offices and clinics, which specialize in cancer treatment. There are over 7,000 physicians and clinics in the cancer treatment market, of which the Company serves over 500. In addition, the Company also serves over 500 hospitals and hospital outpatient centers. Two of I-Flow's newer products, the One Step KVO and the Medi-SIS Syringe Infusion System, are well suited for the hospital market. There has been tremendous growth in the number of hospital outpatient centers as hospitals attempt to broaden their geographic reach within their communities.


COMPETITION

        The IV drug and nutrient infusion segment of the alternate site healthcare industry is highly competitive. The Company competes in this market based on price, service and product performance. Some of the competitors (which include Baxter, Abbott and Sims Deltec, among others) have significantly greater resources than the Company for research and development, manufacturing and marketing, and may be better able to compete for a share of the market, even in areas in which the Company's products may be superior. The industry is subject to technological changes and there can be no assurance that the Company will be able to maintain any existing technological lead long enough to establish its products and to sustain profitability.


        The number of competitors and the Company's competitive position for each of its product lines is set out in the following table:


                                            NUMBER OF         ESTIMATED
           MARKET DESCRIPTION              COMPETITORS   COMPETITIVE POSITION
------------------------------------------ ------------- ---------------------
Electronic Ambulatory Infusion Pumps            7                 4

Syringe Pumps                                   8                 7

Elastomerics                                    3                 1

Gravity Infusion Systems                        10                8

Mechanical Infusion Systems                     4                 2
------------------------------------------ ------------- ---------------------

        The Company has focused its product development efforts on products in the ambulatory infusion systems market and with certain of its new products, it is expanding its market to include hospitals. Amounts spent on Company-sponsored product development activities are disclosed in the Statements of Operations in the Financial Statements included elsewhere herein.


SALES AND DISTRIBUTION


        Distribution of the Company's products is currently managed directly through its internal sales force as well as through a number of regional medical product distributors. As of February 1998, the Company and its newly acquired subsidiary, InfuSystems, had approximately 20 internal sales representatives located throughout the United States. The Company is actively pursuing additional distribution arrangements for its products.

        In March 1998, the Company entered into a letter of intent with B. Braun Medical Inc., a world leader in the manufacture and distribution of pharmaceuticals and infusion products, to distribute I-Flow's Homepump Eclipse, Homepump Eclipse C-Series and One-Step KVO elastomeric products in the United States. This relationship will strengthen I-Flow's existing distribution network in the home care/alternate site market and open yet another new channel of distribution directly into hospitals through the nationwide reach of B.
Braun's 125 direct sales professionals.


        In April 1998, the Company entered into an agreement with B. Braun Melsungen AG, to distribute the Company's disposable elastomeric infusion products internationally under a private label. The purchase minimums for the first 18 months of this five-year agreement are expected to be $4 million.

        In September 1998, the Company entered into a letter of understanding with Smith & Nephew, Inc., a leading worldwide healthcare company offering a broad range of products for the care and repair of bone, joints, skin and other soft tissue. Under the agreement, Smith & Nephew will become the exclusive United States and Canadian distributor for orthopedic surgery application of the Company's disposable PainBuster(TM) infusion pain management kit. The letter of understanding calls for Smith & Nephew to purchase a minimum of $2 million of PainBuster kits from the Company in 1998 and to enter into a five-year distribution agreement with purchase commitments for 1999 and beyond to be negotiated.


        The Company sells several of its products into the international market and has signed agreements with distributors in various countries. Currently, the Company is selling its products through distributors in the Canada, Brazil, the Benelux Countries, Germany, England, Ireland, Italy, Mexico, Spain, Korea, Australia, New Zealand and Israel. Aggregate sales to countries outside of the United States represented approximately 36%, 30% and 21% of the Company's revenues for the years ended December 31, 1997, 1996 and 1995, respectively. The Company does not have any capital investments in any foreign operations except for its plant in Mexico.


        Net revenues attributable to each geographic area into which the Company has sales are as follows:

SALES TO UNAFFILIATED CUSTOMERS     1997           1996            1995
------------------------------- -------------- --------------- --------------

     United States              $11,447,000      $9,519,000     $7,925,000

     Europe                       3,973,000       2,690,000      1,393,000

     Asia                         1,986,000       1,383,000        678,000

     Other                          336,000         300,000         51,000
------------------------------- -------------- --------------- --------------



MANUFACTURING AND OPERATIONS

        Electromechanical assembly, calibration, pre and post-assembly quality assurance inspection and testing, and final packaging for all products have historically been performed at I-Flow facilities by I-Flow employees using parts and materials acquired from a variety of outside vendors. Printed circuit board manufacture and component integration are performed externally, with I-Flow obtaining custom circuit boards and then providing the electronic materials and engineering specifications to an outside assembler. In July 1997, the Company consolidated its U.S. operations to a new facility in Lake Forest, California.

        With the acquisition of substantially all the assets of Block in July 1996, the Company acquired Block's wholly owned subsidiary, a manufacturing plant in Northern Mexico. This plant has been in operation since 1994 and has historically performed and is currently performing the manufacture of all of Block's disposable IV infusion devices and tubing sets. The Company intends to maintain the plant in Mexico and to manufacture a substantial portion of its products there. The Company regularly reviews the use of outside vendors for production versus internal manufacturing, analyzing factors such as the quality of the products received from vendors, the costs of the products, timely delivery and employee utilization.

        In each of the years ended December 31, 1997, 1996 and 1995, the Company incurred expenses of $1,035,000, and $1,139,000 and $840,000, respectively, for research and development.

PATENTS AND TRADEMARKS

        The Company has filed U.S. patent applications for substantially all of its products. The Company received a patent for the Medi-SIS Syringe Delivery System in 1997 bringing the total number of patents now held by the Company to
40. The remaining duration of these patents ranges from eleven to seventeen years, with the most significant patents expiring in 2009. The Company has also filed for intellectual property right protection in all foreign countries from which it has significant revenues and, in the opinion of management, there are no related limitations that would have a material adverse effect on the Company.

        Copyrights have been obtained for the Vivus 4000 programming software. The product names "HOMEPUMP Eclipse", "VoiceLink" and Vivus 4000" are registered trademarks and trademark applications are pending for most of the Company's other products. There can be no assurance that pending patent or trademark applications will be approved or that any patents will provide competitive advantages for the Company's products or will not be challenged or circumvented by competitors.

REGULATIONS GOVERNING THE COMPANY'S MANUFACTURING OPERATIONS

        Development and manufacture of I-Flow products are regulated by the U.S. Food, Drug and Cosmetic Act. The FDA, which administers this Act, has issued a number of regulations that dictate the method by which new products are allowed to enter the U.S. market, and the documentation and control of the manufacturing processes. The Company regularly receives its biannual inspections from the FDA, and to date, there have been no reportable conditions found during these inspections.

        In addition to the FDA, the State of California has a set of similar regulations and requires annual production-site inspections to maintain the relevant manufacturing license. State regulations also address the storage and handling of certain chemicals and disposal of their wastes.

        The Company is required to comply with federal, state and local environmental laws, however, there is no significant effect of such on the capital expenditures, earnings and competitive position of the Company as there is no significant use of hazardous materials in the manufacture of the Company's products.

        Products intended for export shipment are also subject to additional regulations, including compliance with ISO 9000. In May 1995, the Company received ISO 9001 certification, which ensures that I-Flow's products meet specified uniform standards of quality and testing. The Company was also granted permission to use the CE mark on its products, which reflects approval of the Company's products for export into 18 member countries of the European Community. In December 1996, the operations of Block were also added to the Company's ISO certification and permission was granted to use the CE mark on the Block products.

        The Company has passed all regulatory inspections and believes that it is currently in compliance with all relevant federal, state and international requirements in all material respects.

EMPLOYEES

        As of June 30, 1998, the Company and its newly acquired subsidiary, InfuSystems, had a total of 125 full-time employees in the United States and the Company had 120 employees in its wholly-owned subsidiary in Mexico. No U.S. employees are covered by a collective bargaining agreement with a union. The Company considers its relationship with its employees to be very good. The Company also uses temporary employees as needed, mainly in manufacturing.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders.

                   RESALE OF SHARES COVERED BY THIS PROSPECTUS


        On February 9, 1998, the Company entered into the Merger Agreement with InfuSystems, VMI and the shareholders of InfuSystems and VMI, contemplating the merger of InfuSystems and VMI with and into a wholly-owned subsidiary of the Company. Pursuant to the Agreement, VMI and InfuSystems were merged with and into the subsidiary effective as of February 11, 1998. In the Merger, all of the outstanding shares of Common Stock of VMI and InfuSystems were exchanged for shares of Common Stock of the Company. The aggregate number of shares of Common Stock issued in the Merger to the shareholders of VMI and their investment banker and InfuSystems was 961,942 shares, valued at approximately $2.9 million (subject to certain post-effective adjustments). As contemplated by the Agreement, 503,355 shares of Common Stock of the Registrant issued in the Merger valued at $1.5 million (the "Escrowed Shares") were withheld and were delivered to the U.S. Trust Company of California as escrow agent.

        The shares of Company common stock placed in escrow are security for the indemnification obligations of the selling shareholders of VMI and InfuSystems. Escrowed shares are to be held for two years from the Effective Time of the Merger, but are subject to release at six and twelve months after the Effective Time, up to a maximum of $400,000 of shares valued at the closing value (as defined in the Merger Agreement), depending upon the collection of accounts receivable from VMI and InfuSystems as described in the Merger Agreement.

        The Merger Agreement also provides, that in the event that the average closing price of the Common Stock on the NASDAQ Small Cap Market for the twenty trading day period immediately preceding the six, twelve, eighteen and twenty-fourth month anniversaries of closing on February 9, 1998 (the "Closing Date") is less than average last sale price of I-Flow's Common Stock on the NASDAQ Small Cap Market for the period beginning fifteen trading days immediately preceding the Closing Date, or $2.98 per share, the Company is to promptly pay, as additional Merger Consideration, the sum calculated pursuant to the formula set forth in Section 1.6(a) of the Merger Agreement, in cash, Common Stock or a combination. The Company and the affected Selling Shareholders agreed that, pursuant to the foregoing obligation, 193,635 additional shares of Common Stock are to be issued to the former stockholders of InfuSystems and VMI as a result of the six month calculation.

        Subject to the provisions of the Merger Agreement and applicable laws, each of the VMI Shareholders and the InfuSystems Shareholders may sell up to twenty-five percent of his pro rata share of (1) the Common Stock received in the Merger plus (2) any additional shares received pursuant to the terms of the Merger Agreement (collectively, "Total Shares") each six months beginning 180 days following the Closing Date; provided, that, a VMI shareholder or an InfuSystems shareholder will be permitted to sell more than twenty-five percent of his pro rata share of Total Shares, if (i) the aggregate number of Total Shares being sold by all of the VMI Shareholders and the InfuSystems Shareholders collectively for that six month period does not exceed twenty-five percent of Total Shares, and (ii) the Shareholder requesting to sell more than twenty-five percent of his pro rata share of Total Shares files with I-Flow, prior to the sale, a certificate signed by each VMI Shareholder and InfuSystems Shareholder consenting to such Shareholder's proposed sale of additional Total Shares and confirming that they will not, in the aggregate, sell shares in amounts that would cause the twenty-five percent limitation to be violated.


        Pursuant to a certain Release and Settlement Agreement, Steve E. Watkins, Fred Kamienny, Fred L. Erlich, Richard Moss, and Stephen Krtevich agreed not to sell such amounts of their Common Stock as would prohibit Scott Spinka from selling any or all of his Common Stock within one year of the Closing Date. Steve E. Watkins, Fred Kamienny, Fred L. Erlich, Richard Moss, and Stephen Krtevich each additionally agreed to provide Scott Spinka an executed certificate necessary to comply with paragraph 6.11 of the Merger Agreement for any sale of Common Stock Scott Spinka wishes to make in excess of Spinka's twenty-five percent pro rata share.

        The Merger Agreement provided that the Company was to use its commercially reasonable best efforts to cause the shares of the Company's Common Stock issued to the former stockholders of InfuSystems and VMI and to Amherst Capital Partners, L.L.C. to be registered under the Securities Act of 1933.

        In connection with the Merger Agreement, the Company issued 59,395 shares of Common Stock to Amherst Capital Partners, L.L.C., a Selling Shareholder, in consideration of Amherst's services in connection with the Merger pursuant to the terms of that certain Amherst Fee Agreement dated as of February 9, 1998. In addition, pursuant to the "valuation floor" provision of the Amherst Fee Agreement the Company must pay Amherst an additional fee of 41,171 shares of Common Stock.

        In conjunction with the financing obtained from the Silicon Valley Bank for the acquisition of the assets of Block Medical as of July 22, 1996, the Company issued to the Bank warrants to purchase 60,000 shares of Common Stock at an exercise price of $5.00 per share, expiring July 18, 2001. Pursuant to
Section 2.4 of that certain Warrant Agreement dated as of July 18, 1996, the Company is required to adjust the number of shares issuable upon exercise of the Warrant in the event of a diluting issuance, such as the shares issued to the former stockholders of InfuSystems and VMI. As calculated by the Company in accordance with Exhibit A to the Warrant Agreement, the Silicon Valley Bank is entitled to an additional 21,471 shares to be reserved for issuance.

                              PLAN OF DISTRIBUTION


        The Company is registering the Shares on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling, expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders directly through registered agents, dealers or underwriters from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

        The Selling Shareholders may effect such transactions by selling Shares directly to purchasers provided exemptions from state securities and broker-dealer registration requirements are available in the state of sale or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions.


        The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

        Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling Shareholders may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and confirm to the requirements of such Rule.

        Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                              SELLING SHAREHOLDERS

        The Selling Shareholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Resale Shares. The following table shows the number of shares of Common Stock beneficially owned by each Selling Shareholder as of the date shown and the number of Resale Shares that may be offered for the account of such Selling Shareholder pursuant to this Prospectus, assuming that all of the Resale Shares indicated below as being beneficially owned by each Selling Shareholder are to be offered pursuant to this Prospectus. The information about each Selling Shareholder has been obtained from that Selling Shareholder. None of the Selling Shareholders holds any position or office with, has been employed by, or has otherwise had a material relationship with the Company or its affiliates within the past three years. Because the Selling Shareholders may offer all or some portion of the Resale Shares pursuant to this Prospectus, no estimate can be given as to the amount of the Resale Shares that will be held by the Selling Shareholders upon termination of any such offering.

                                NUMBER OF SHARES

                                                               RESALE SHARES
                                             BENEFICIALLY        COVERED BY
                                              OWNED AS OF           THIS
        NAME OF BENEFICIAL OWNER           SEPTEMBER 2, 1998   PROSPECTUS(1)
-----------------------------------------  -----------------   -------------
Amherst Capital Partners, L.L.C. (2)             100,566            100,566
Fredrick L. Erlich (3)                           123,303            123,303
Fredrick Kamienny (3)                            123,477            123,477
Stephen Krstevich (3)                            112,900            112,900
Richard Moss (3)                                 119,373            119,373
Silicon Valley Bank (4)                           21,471             21,471
Scott Spinka (3)                                  62,508             62,508
Steven E. Watkins (3)                            110,661            110,661
U.S. Trust Company of California (5)             503,355            503,355
                                                                  ---------
        TOTAL                                                     1,277,614
                                                                  =========

(1) Shares owned by this Selling Shareholder, the resale of which is offered for the account of such Shareholder by this Prospectus.


(2) Shares issued in consideration for the Merger Fee defined in that certain Amherst Fee Agreement dated as of February 9, 1998 by and among the Company, I-Flow Subsidiary, Inc., a California corporation and wholly owned subsidiary of I-Flow, Venture Medical, Inc., a Michigan corporation, InfuSystems II, Inc., a Michigan corporation, the shareholders of VMI, the shareholders of InfuSystems and Amherst Capital Partners, L.L.C., a limited liability company formed under the laws of the State of Michigan. The Merger Fee was increased pursuant to the "valuation floor" provisions of the Amherst Fee Agreement.

(3) Former Stockholder of InfuSystems or of VMI.

(4) Holder of the Warrant issued in connection with a loan made to the Company in connection with the Company's July 22, 1996 acquisition of the assets of Block Medical, Inc. A warrant dated as of July 18, 1996, to purchase 60,000 shares at an exercise price of $5.00 per share, with certain antidilution rights, was issued to the Bank.


(5) U.S. Trust Company of California holds the indicated shares as escrow agent for the Company and the former stockholders of InfuSystems and VMI.


                                  LEGAL MATTERS


        The validity of the issuance of the Resale Shares offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Jamboree Center, Irvine, California 92614.


                                     EXPERTS

        The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================


    No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no charge in the affairs of the Company or that the information herein is correct as of any time subsequent to the date as of which such information is given. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy by any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                    ----------------------

                                TABLE OF CONTENTS

Available Information........................................................  3

Incorporation of Certain Document by Reference...............................  3

Forward-Looking Statement....................................................  4

Risk Factors.................................................................  4

The Company..................................................................  8

Use of Proceeds.............................................................. 10

Resales of Shares Covered by this Prospectus................................. 10

Plan of Distribution......................................................... 12

Selling Shareholders......................................................... 12

Legal Matters................................................................ 13

Experts...................................................................... 13

================================================================================



================================================================================

                                1,277,614 SHARES



                                     [LOGO]



                                  COMMON STOCK



                                 ---------------

                                   PROSPECTUS

                                 ---------------



                               SEPTEMBER ___, 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


               SEC Registration Fee...................................$     588
               Printing................................................   7,000*
               Legal Fees and Expenses.................................  20,000*
               Accounting Fees and Expenses............................  10,000*
               Blue Sky Fees and Expenses..............................        *
               Miscellaneous...........................................   2,000*
                                                                          ------
               *Total.................................................$  39,588*
                                                                       ---------


        *  This amount is an estimate that is subject to future contingencies.

        The foregoing expenses will be paid in 1998. Additional expenses where material will be reported by amendment to this Registration Statement. The Company will bear all expenses for the preparation and filing of the Registration Statement and certain other expenses. The Selling Shareholders will pay no portion of the foregoing expenses.

ITEM 15        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Section 317 of the California General Law (the "CGCL"), the Company is in certain circumstances permitted to indemnify its directors and officers against certain expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the Company), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors or officers of the Company, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the Company is in certain circumstances permitted to indemnify its directors and officers against expenses incurred in connection with the defense or settlement of a threatened, pending or completed action by or in the right of the Company, and against amounts paid in settlement of any such action, if such persons acted in good faith and in a manner they believed to be in the best interests of the Company and its shareholders, provided that the specified court approval is obtained.

        Under Section 204(a)(10) of the CGCL, the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director's duty to the corporation and its shareholders may be eliminated, except for the liability of a director resulting from (i) acts or omissions involving intentional misconduct or the absence of good faith, (ii) any transaction from which a director derived an improper personal benefit, (iii) acts or omissions showing a reckless disregard for the director's duty, (iv) acts or omissions constituting an unexcused pattern of inattention to the director's duty or (v) the making of an illegal distribution to shareholders or an illegal loan or guaranty.

        As permitted under the CGCL, the Restated Articles of Incorporation of the Company provide that the personal liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. The Restated Articles of Incorporation of the Company also provide that the Company is authorized to provide indemnification for its directors and officers for breach of their duty to the Company and its shareholders through Bylaw provisions or through agreements with the directors and officers, or both, in excess of the indemnification otherwise permitted by
Section 317 of the CGCL. The Company's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by Section 317 of the CGCL.

        Directors and officers of the Company are covered by a Directors and Officers' Liability Policy issued by Reliance Insurance Company.

ITEM 16        EXHIBITS.

        Set forth below is a list of the exhibits filed as part of this Registration Statement:

EXHIBIT NO.         EXHIBIT

      3.1(1)        Restated Articles of Incorporation of the Company

      3.2(2) Certificate of Amendment to Restated Articles of Incorporation dated June 14, 1991

      3.3(3) Certificate of Amendment to Restated Articles of Incorporation dated May 12, 1992

      3.5(2)        Restated Bylaws as of July 22, 1991 of the Company

      4.1(3)        Specimen Common Stock Certificate

      4.3(4) Form of Warrant dated July 18, 1996, issued in conjunction with the borrowing of funds from Silicon Valley Bank.

      5.1 Opinion of Legal Counsel (relating to legality of securities being registered).

     10.1(5) Form of Agreement and Plan of Merger dated as of February 9, 1998 by and among I-Flow, I-Flow Subsidiary, Inc., VMI Medical, Inc., InfuSystems II, Inc. and the shareholders of VMI and InfuSystems

     10.2 Form of that certain Amherst Fee Agreement dated as of February 9, 1998 by and among I-Flow, I-Flow Subsidiary, Inc., VMI, InfuSystems, the shareholders of VMI and InfuSystems and Amherst Capital Partners, L.L.C.

     23.1           Independent Auditors' Consent

     23.2           Consent of Legal Counsel (included in Exhibit 5.1 hereto)

     24             Power of Attorney (included on signature page hereto)

-------------

(1) Incorporated by reference to exhibit with this title filed with the Company's Form 10-K for its fiscal year ended September 30, 1990.

(2) Incorporated by reference to exhibit with this title filed with the Company's Registration Statement (#33-41207-LA) declared effective August 8, 1991.

(3) Incorporated by reference to exhibit with this title filed with the Company's Post Effective Amendment to its Registration Statement (#33-41207-LA) declared effective November 6, 1992.

(4) Incorporated by reference to exhibit with this title filed with the Company's Report on Form 8-K dated July 22, 1996.

(5) Incorporated by reference to exhibit with this title filed with the Company's Annual Report on Form 10-K for the year ending December 31, 1997 filed on March 31, 1998.

ITEM 17.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit's plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons controlling the Company pursuant to the provisions described in Item 15 above the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 16, 1998.


                                            I-FLOW CORPORATION

                                            BY:         Donald M. Earhart /s/
                                                        ------------------------
                                                        Donald M. Earhart
                                                        President & CEO

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Gayle
L. Arnold and James J. Dal Porto his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and his or her name, place and stead, at any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, all with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 31, 1998.

                  SIGNATURE                               TITLE

     Donald M. Earhart /s/                Chairman, President, & CEO
     --------------------------
     Donald M. Earhart

     James J. Dal Porto /s/               Director, Executive Vice President
     --------------------------           and Chief Operating Officer
     James J. Dal Porto

     Gayle L. Arnold /s/                  Principal Financial and
     --------------------------           Accounting Officer
     Gayle L. Arnold

     John H. Abeles /s/                   Director
     --------------------------
     John H. Abeles, M.D.

     Jack H. Halperin /s/                 Director
     --------------------------
     Jack H. Halperin

     Joel S. Kanter /s/                   Director
     --------------------------
     Joel S. Kanter

     Erik H. Loudon /s/                   Director
     --------------------------
     Erik H. Loudon

     Henry T. Tai /s/                     Director and Secretary
     --------------------------
     Henry T. Tai, Ph.D., M.D.





OA982080.189/22+

                                 EXHIBIT INDEX


EXHIBIT NO.         EXHIBIT

      3.1(1)        Restated Articles of Incorporation of the Company

      3.2(2) Certificate of Amendment to Restated Articles of Incorporation dated June 14, 1991

      3.3(3) Certificate of Amendment to Restated Articles of Incorporation dated May 12, 1992

      3.5(2)        Restated Bylaws as of July 22, 1991 of the Company

      4.1(3)        Specimen Common Stock Certificate

      4.3(4) Form of Warrant dated July 18, 1996, issued in conjunction with the borrowing of funds from Silicon Valley Bank.

      5.1 Opinion of Legal Counsel (relating to legality of securities being registered).

     10.1(5) Form of Agreement and Plan of Merger dated as of February 9, 1998 by and among I-Flow, I-Flow Subsidiary, Inc., VMI Medical, Inc., InfuSystems II, Inc. and the shareholders of VMI and InfuSystems

     10.2 Form of that certain Amherst Fee Agreement dated as of February 9, 1998 by and among I-Flow, I-Flow Subsidiary, Inc., VMI, InfuSystems, the shareholders of VMI and InfuSystems and Amherst Capital Partners, L.L.C.

     23.1           Independent Auditors' Consent

     23.2           Consent of Legal Counsel (included in Exhibit 5.1 hereto)

     24             Power of Attorney (included on signature page hereto)

-------------

(1) Incorporated by reference to exhibit with this title filed with the Company's Form 10-K for its fiscal year ended September 30, 1990.

(2) Incorporated by reference to exhibit with this title filed with the Company's Registration Statement (#33-41207-LA) declared effective August 8, 1991.

(3) Incorporated by reference to exhibit with this title filed with the Company's Post Effective Amendment to its Registration Statement (#33-41207-LA) declared effective November 6, 1992.

(4) Incorporated by reference to exhibit with this title filed with the Company's Report on Form 8-K dated July 22, 1996.

(5) Incorporated by reference to exhibit with this title filed with the Company's Annual Report on Form 10-K for the year ending December 31, 1997 filed on March 31, 1998.